Exhibit 99.1

FOR IMMEDIATE RELEASE NOVEMBER 5, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com

NATIONAL MEDIA CONTACT:

THOMAS S. PRICE, JR.

SENIOR VICE PRESIDENT –

CORPORATE DEVELOPMENT

(405) 879-9257

tprice@chkenergy.com

BARNETT SHALE AREA MEDIA CONTACT:

JULIE H. WILSON

VICE PRESIDENT –

CORPORATE DEVELOPMENT

(817) 870-1250

jwilson@chkenergy.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES TRANSACTION WITH WESTERN PRODUCTION COMPANY IN THE BARNETT SHALE

Company to Acquire 2,000 Net Acres of Leasehold in Tarrant County, Texas and

Enters into Land Services Agreement for Future Leasehold Acquisitions

Chesapeake’s Leasehold Position in the Core and Tier 1 Area of Tarrant, Johnson

and Western Dallas Counties Now Reaches 200,000 Net Acres; Company’s

Total Undrilled Backlog in the Play Now Exceeds 2,700 Net Locations

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 5, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has agreed to acquire approximately 2,000 net undeveloped leasehold acres in the heart of the Barnett Shale play in Tarrant County, Texas, from Western Production Company and a partner. In addition, Chesapeake announced that it has entered into a Land Services Agreement (LSA) whereby Western’s affiliate, Axia Land Services, LLC, has agreed to work on an exclusive basis in certain areas of Tarrant County, Texas to acquire leases on Chesapeake’s behalf. This arrangement will complement similar LSA’s Chesapeake has in place with Dale Property Services, LLC, Four Sevens Oil Co., Ltd. and Sinclair Oil Company covering different portions of Tarrant County. Chesapeake now has approximately 235,000 net acres of leasehold in the Barnett Shale play, including

200,000 net acres in the Core and Tier 1 area of Tarrant, Johnson and Western Dallas Counties, and the company’s drilling inventory in the play has expanded to over 2,700 net locations.

Including these LSA’s and its own landmen and lease brokers, Chesapeake now has a substantial competitive advantage with nearly 1,000 landmen and lease brokers dedicated to acquiring additional undeveloped leasehold and surface drillsites in Tarrant County. Chesapeake believes its drillsite and leasehold acquisition commitment to Tarrant County should enable it to continue acquiring up to 40,000 net leasehold acres per year in what is quickly becoming the most prolific county in the Barnett Shale play. This anticipated yearly addition to the company’s leasehold inventory should provide up to an additional 500-600 drilling locations per year, largely offsetting the number of wells Chesapeake plans to drill in Tarrant County during the next few years.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are excited to announce our new undeveloped leasehold acquisition and LSA with Paun Peters and Western’s affiliate, Axia. With our own landmen and lease brokers now teamed up with the Western, Dale, Four Sevens and Sinclair leasing teams, we will continue acquiring a steady stream of valuable leasehold in Tarrant County that will provide Chesapeake with significant growth opportunities for years to come.”

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. Chesapeake’s Internet address is www.chkenergy.com .

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